Exhibit 2.1

SHARE EXCHANGE AGREEMENT

Share exchange agreement (this "Agreement") is made this 10th day of October 2007, by and between Axiom III, Inc., a Nevada corporation (“AXIO”); Duane Bennett, a director and beneficial owner of a majority of the outstanding shares of common stock of AXIO (“Bennett”); Eastern Concept Development Ltd., a company organized and existing under the laws of the Hong Kong SAR of the People’s Republic of China (“Eastern Concept”), the shareholder of Eastern Concept (the “Eastern Concept Shareholder”); Foshan Wanzhi Electronic Technology Co., Ltd., a company organized and existing under the laws of the People’s Republic of China (“Foshan”), and the shareholders of Foshan (the “Foshan Shareholders”); all of whom execute this agreement, based on the following:

Recitals

WHEREAS, AXIO wishes to acquire one hundred percent (100%) of all of the issued and outstanding share capital of Eastern Concept from the Eastern Concept Shareholder in an exchange for 35,351,667 shares of common stock of AXIO in a transaction intended to qualify as a tax-free exchange pursuant to sections 351 and 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

WHEREAS, in furtherance thereof, the respective Boards of Directors of AXIO and Eastern Concept, have approved the exchange, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which one hundred percent (100%) of the share capital of Eastern Concept (the "Eastern Concept Share Capital”) issued and outstanding prior to the exchange, will be exchanged by the Eastern Concept Shareholder or its designee in the aggregate for 35,351,667 shares of common stock, $.001 par value, of AXIO (the "AXIO Common Stock").

WHEREAS, subsequent to the share exchange, Eastern Concept or a subsidiary of Eastern Concept will acquire from the Foshan Shareholders, all of the share capital of Foshan, and Foshan shall become an indirect wholly owned subsidiary of AXIO.

WHEREAS, neither party is seeking tax counsel or legal or accounting opinions on whether the transactions qualify for tax free treatment.

Agreement

Based on the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements hereinafter set forth, the mutual benefits to the parties to be derived herefrom, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE I
EXCHANGE OF SHARE CAPITAL FOR STOCK

1.01           Exchange of Share Capital for Stock. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.05 hereof), the Eastern Concept Shareholder shall assign, transfer, and deliver to AXIO, free and clear of all liens, pledges, encumbrances, charges, restrictions, or claims of any kind, nature, or description, the Eastern Concept Share Capital, and AXIO agrees to acquire such share capital on such date by issuing and delivering in exchange therefore to the Eastern Concept Shareholder the AXIO Common Stock. All shares of AXIO Common Stock to be issued and delivered pursuant to this Agreement shall be appropriately adjusted to take into account any stock split, stock dividend, reverse stock split, recapitalization, or similar change in the AXIO Common Stock which may occur between the date of the execution of this Agreement and the Closing Date.

1.02           Delivery of Eastern Concept Share Capital by the Eastern Concept Shareholder. The transfer of the Eastern Concept Share Capital by the Eastern Concept Shareholder shall be effected by the delivery to AXIO at the Closing (as set forth in Section 1.05 hereof) of an endorsement of the share capital in the name of AXIO followed by registration of the same in the name of AXIO with the appropriate government entity of the SAR of Hong Kong.

1.03           Operation as Wholly-Owned Subsidiary. After giving effect to the transaction contemplated hereby, AXIO will own one hundred percent (100%) of all of the share capital of Eastern Concept and Eastern Concept will be a wholly-owned subsidiary of AXIO operating under the name “Eastern Concept, Ltd.,” a corporation organized and existing under the laws of the Hong Kong SAR of the People’s Republic of China.  Upon the acquisition of Foshan by a wholly-owned subsidiary of Eastern Concept, Foshan will become a wholly-owned indirect subsidiary of AXIO operating under the name “Foshan Wanzhi Electronic Technology Co., Ltd.,” a corporation organized and existing under the laws of the People’s Republic of China.

1.04           Further Assurances. At the Closing and from time to time thereafter, the Eastern Concept Shareholder shall execute such additional instruments and take such other action as AXIO may reasonably request, without undue cost to the Eastern Concept Shareholder in order to more effectively sell, transfer, and assign clear title and ownership in the Eastern Concept Share Capital to AXIO.

1.05           Closing and Parties. The Closing contemplated hereby shall be held at a mutually agreed upon time and place on or before October 18, 2007, or on another date to be agreed to in writing by the parties (the "Closing Date”). The Agreement may be closed at any time following approval by a majority of Board of Directors of AXIO and by a majority of the Board of Directors of the Eastern Concept and the approval of the Eastern Concept Shareholder. The Closing may be accomplished by wire, express mail, overnight courier, conference telephone call or as otherwise agreed to by the respective parties or their duly authorized representatives.

1.06           Closing Events.

(a)	AXIO Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article IV, AXIO shall deliver to the Eastern Concept Shareholder at Closing all the following:

(i)
A certificate of good standing from the Department of the Secretary of the State of Nevada, issued as of a date within ten days prior to the Closing Date, certifying that AXIO is in good standing as a corporation in the State of Nevada;

(ii)	Incumbency and specimen signature certificates dated the Closing Date with respect to the officers of AXIO executing this Agreement and any other document delivered pursuant hereto on behalf of AXIO;
(iii)
Copies of the resolutions/consents of AXIO’s board of directors and shareholder minutes or consents authorizing the execution and performance of this Agreement and the contemplated transactions, certified by the secretary or an assistant secretary of AXIO as of the Closing Date;

(iv)	The certificate contemplated by Section 4.01, duly executed by the chief executive officer of AXIO;
(v)	The certificate contemplated by Section 4.02, dated the Closing Date, signed by the chief executive officer of AXIO;
(vi)	Certificates for 35,351,667 shares of AXIO Common Stock issued in the name of the Eastern Concept Shareholder; and
(vii)
AXIO  shall have transferred all responsibilities and authorization to Eastern Concept’s counsel and/or the newly appointed officers of AXIO regarding the contact and dealing with Guardian Registrar & Transfer, Inc.

(viii)
In addition to the above deliveries, AXIO shall take all steps and actions as the Eastern Concept Shareholder may reasonably request or as may otherwise be reasonably necessary to consummate the transactions contemplated hereby.

(b)	Eastern Concept Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article V, the Concept Shareholders shall deliver to AXIO at Closing all the following:

(i)	Incumbency and specimen signature certificates dated the Closing Date with respect to the officers executing this Agreement and any other document delivered pursuant;
(ii)
Copies of resolutions/consents of the board of directors of Eastern Concept authorizing the execution and performance of this Agreement and the contemplated transactions, certified by the secretary or an assistant secretary of Eastern Concept as of the Closing Date;

(iii)	The certificate contemplated by Section 5.01, executed by the Eastern Concept Shareholder; and
(iv)	The certificate contemplated by Section 5.02, dated the Closing Date, signed by the chief executive officer of Eastern Concept.
(v)
In addition to the above deliveries, Eastern Concept and/or the Eastern Concept Shareholder shall take all steps and actions as AXIO may reasonably request or as may otherwise be reasonably necessary to consummate the transactions contemplated hereby, including the delivery of the Eastern Concept Share Capital duly endorsed in favor of AXIO.

1.07           Director and Officer Resignations.
At Closing, the current Board of Directors of AXIO shall appoint such director nominees as may be designated by the Eastern Concept Shareholder to fill vacancies on the Board of Directors of AXIO, and, thereafter, the current directors of AXIO shall resign. In addition, at closing all officers of AXIO shall tender their resignations to the Board of Directors, and new officers of AXIO shall be appointed by the newly appointed Board of Directors of AXIO.  All such director and officer resignations shall be in compliance with the Securities Exchange Act of 1934, as amended, and pursuant to a previously filed Information Statement on Schedule 14F-1 filed by AXIO.

ARTICLE II
REPRESENTATIONS, COVENANTS AND WARRANTIES OF AXIO, ETC.

As an inducement to, and to obtain the reliance of the Eastern Concept Shareholder and Eastern Concept, AXIO and Bennett, jointly and severally, represent, promise and warrant as follows:

2.01	Organization.
AXIO is, and will be at Closing, a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of AXIO’s Articles of Incorporation or Bylaws, or other agreement to which it is a party or by which it is bound.

2.02	Approval of Agreement; Enforceability.
AXIO has full power, authority, and legal right and has taken, or will take, all action required by law, its Articles of Incorporation, Bylaws, and otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated.  The board of directors of AXIO has authorized and approved the execution, delivery, and performance of this Agreement. This Agreement, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of AXIO and Bennett enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.  The AXIO shareholders will not have dissenter’s rights with respect to any of the transactions contemplated herein.

2.03           Capitalization.
The authorized capitalization of AXIO consists of 50,000,000 shares of common stock, $0.001 par value, of which 14,648,333 were issued and outstanding immediately prior to Closing. There are 5,000,000 authorized shares of blank check preferred stock, $.001 par value, and no shares outstanding. There are, and at the Closing, there will be no outstanding subscriptions, options, warrants, convertible securities, calls, rights, commitments or agreements calling for or requiring issuance or transfer, sale or other disposition of any shares of capital stock of the Company or calling for or requiring the issuance of any securities or rights convertible into or exchangeable (including on a contingent basis) for shares of capital stock.  All of the outstanding shares of AXIO are duly authorized, validly issued, fully paid and non-assessable and not issued in violation of the preemptive or other right of any person.  There are no dividends due, to be paid or in arrears with respect to any of the capital stock of Company.

2.04           Financial Statements.
(i)  AXIO has previously delivered to Eastern Concept an audited balance sheet of AXIO as of December 31, 2006, and the related statements of operations, stockholders' equity (deficit), and cash flows for the fiscal year ended December 31, 2006, including the notes thereto, and an unaudited balance sheet of AXIO as of June 30, 2007, and the related unaudited statements of operations, stockholders’ equity (deficit), and cash flows for the fiscal quarter ended June 30, 2007 (collectively the “Financial Statements”) and the accompanying auditor’s report to the effect that such audited financial statements contain all adjustments (all of which are normal recurring adjustments) necessary to present fairly the results of operations and financial position for the periods and as of the dates indicated.

(ii)  The Financial Statements of AXIO delivered pursuant to Section 2.04(i) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved as explained in the notes to such financial statements. The AXIO Financial Statements present fairly, in all material respects, as of the closing date, the financial position of AXIO. AXIO will not have, as of the Closing Date, any liabilities, obligations or claims against it (absolute or contingent), and all assets reflected on such financial statements present fairly the assets of AXIO in accordance with generally accepted accounting principles.

(iii)  AXIO has filed or will file as the Closing Date its tax returns required to be filed for its two most recent fiscal years and will pay all taxes due thereon.  All such returns and reports are accurate and correct in all material respects.  AXIO has no liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the closing date and all such dates and years and periods prior thereto and for which AXIO may at said date have been liable in its own right or as transferee of the assets of, or as successor to, any other corporation or entity, except for taxes accrued but not yet due and payable, and to the best knowledge of AXIO, no deficiency assessment or proposed adjustment of any such tax return is pending, proposed or contemplated.  None of such income tax returns has been examined or is currently being examined by the Internal Revenue Service and no deficiency assessment or proposed adjustment of any such return is pending, proposed or contemplated.  AXIO has not made any election pursuant to the provisions of any applicable tax laws (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a material adverse affect on AXIO, its financial condition, its business as presently conducted or proposed to be conducted, or any of its respective properties or material assets.  There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of AXIO.

2.05           Information.
The information concerning AXIO set forth in this Agreement is complete and accurate in all respects and does not contain any untrue statement of a fact or omit to state a fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  AXIO shall cause the information delivered by it pursuant hereto to the Eastern Concept Shareholder to be updated after the date hereof up to and including the Closing Date.

2.06           Absence of Certain Changes or Events.
Except as set forth in this Agreement, since the date of the most recent AXIO balance sheet described in Section 2.04 and included in the information referred to in Section 2.05:

(a)  There has not been: (i) any adverse change in the business, operations, properties, level of inventory, assets, or condition of AXIO; or (ii) any damage, destruction, or loss to AXIO (whether or not covered by insurance) adversely affecting the business, operations, properties, assets, or conditions of AXIO;

(b)  AXIO has not: (i) amended its Articles of Incorporation or Bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of AXIO; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transactions; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees whose monthly compensation exceeds $1,000; or (viii) made any increase in any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

(c)  AXIO has not: (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent AXIO balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its material assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $5,000 or canceled, or agreed to cancel, any debts or claims (except debts and claims which in the aggregate are of a value of less than $5,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of AXIO; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

(d)  AXIO has not become subject to any law, order, investigation, inquiry, grievance or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, the business, operations, properties, assets, or condition of AXIO.

2.07           Litigation and Proceedings.
There are no material actions, suits, claims, or administrative or other proceedings pending, asserted or unasserted, threatened by or against AXIO or adversely affecting AXIO or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  AXIO is not in default of any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

2.08           Compliance With Laws; Government Authorization.
(a) AXIO and its officers and directors have complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, including federal and state securities laws.  AXIO and its officers, directors and beneficial owners are not under investigation by any federal, state, county or local authorities, including the Commission. AXIO and its officers, directors and beneficial owners have not received notification from any federal, state, county, or local authorities, including the Commission,  that it or any of its officers or directors will be the subject of a legal action or that the Commission’s Division of Enforcement will be recommending to the Commission that a Federal District Court or Commission administrative action or any other action be filed or taken against AXIO and its officers, directors and beneficial owners.

(b)  AXIO has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date of this Agreement.  No authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by AXIO of this Agreement and the consummation by AXIO  of the transactions contemplated hereby.

2.09           Securities and Exchange Commission Compliance of AXIO.
AXIO has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and has complied in all respects with Rule 14(a) and 14(c) of the Exchange Act, and with Sections 13 and 15(d) of the Exchange Act, and AXIO, its management and beneficial owners have complied in all respects with Sections 13(d) and 16(a) of the Exchange Act.

2.10           Contract Defaults.
AXIO is not in default under the terms of any outstanding contract, agreement, lease, or other commitment, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any respect under any such contract, agreement, lease, or other commitment.

2.11           No Conflict With Other Instruments.
The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which AXIO is a party or to which any of its properties or operations are subject.

2.12           Subsidiary.
AXIO beneficially owns all of the outstanding capital stock of Axiom First Corporation and Axiom Second Corporation, and it does not own either beneficially or of record any equity interest in any other company. Axiom First Corporation owns all of the capital stock of Axiom Second Corporation, which owns legal title to the real estate and improvements which are located at 80 Cochran Street, Chicopee, Massachusetts. AXIO does not have a predecessor as that term is defined under generally accepted accounting principles or Regulation S-X promulgated by the Securities and Exchange Commission.

2.13           AXIO Documents.
AXIO has delivered to the Eastern Concept Shareholder copies of the following documents, which are collectively referred to as the "AXIO Documents" and which consist of the following dated as of the date of execution of this Agreement, all certified by a duly authorized officer of AXIO as complete, true, and accurate:

(a)  A copy of the Articles of Incorporation and Bylaws of AXIO in effect as of the date of this Agreement;

(b)  A copy of resolutions adopted by the board of directors of AXIO approving this Agreement and the transactions herein contemplated;

(c)  A document setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of AXIO since the most recent AXIO balance sheet required to be provided pursuant to Section 2.04 hereof, updated to the Closing Date;

2.14           Quotation on the OTC Bulletin Board.  AXIO’s Common Stock is quoted in good standing on the OTC Bulletin Board under the symbol “AXIO” and AXIO will retain such quotation and standing on the OTC Bulletin Board until the Closing of the transactions contemplated herein, without a penalty such as receipt of an “E” or otherwise being penalized by NASD or the OTCBB.

2.15           Delivery of Shareholder List.  Upon execution of this agreement, AXIO shall deliver a certified shareholder list from its transfer agent setting forth the name of each AXIO shareholder, the number of shares held by each, dated as of a date within fifteen days of closing and whether such shares held are restricted securities. In connection therewith, AXIO represents that none of its shareholders are nominees for any other person.

2.16  Liabilities, Indebtedness, etc.
As of the Closing Date, AXIO shall not have any assets, liabilities or indebtedness as such terms are defined by Generally Accepted Accounting Principles.

ARTICLE III
REPRESENTATIONS, COVENANTS, WARRANTIES OF THE EASTERN CONCEPT SHAREHOLDERS AND EASTERN CONCEPT

As an inducement to, and to obtain the reliance of AXIO, the Eastern Concept Shareholder and Easter Concept, jointly and severally, represent and warrant as follows:

3.01           Organization.
Eastern Concept is, and will be on the Closing Date, a corporation duly organized and validly existing under the laws of the Hong Kong SAR of the People’s Republic of China, and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition of Eastern Concept. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Eastern Concept’s constituent documents, or other material agreement to which it is a party or by which it is bound, nor will they violate any laws, rules or policies of the government of the Hong Kong SAR of the People’s Republic of China.

3.02           Approval of Agreement; Enforceability.
Eastern Concept has full power, authority, and legal right and has taken, or will take, all action required by law, its constituent documents, or otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated. The board of directors of Eastern Concept has authorized and approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, subject to the approval of the Eastern Concept Shareholder, which has been obtained, and compliance with any laws, rules or policies of the government of the Hong Kong SAR of the People’s Republic of China.  This Agreement, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Eastern Concept Shareholder and Eastern Concept enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

3.03           Financial Statements.
(a)  Eastern Concept has previously delivered to AXIO a copy of an audited balance sheet of Eastern Concept as of August 7, 2007 and the related audited statements of operations, cash flows, and share capital for the period from June 29, 2007 (Inception) through August 7, 2007, with cash and cash equivalents of approximately US$1.3 million, including the notes thereto to the effect that such financial statements contain all adjustments (all of which are normal recurring adjustments) necessary to present fairly the results of operations and financial position for the periods and as of the dates indicated.

(b)  The audited financial statements delivered pursuant to Section 3.03(a) have been prepared in accordance with generally accepted accounting principles consistently applied in the United States, throughout the periods involved. The financial statements of Eastern Concept present fairly, as of their respective dates, the financial position of Eastern Concept.  Eastern Concept did not have, as of the date of any such balance sheets, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in any financial statements or the notes thereto prepared in accordance with generally accepted accounting principles in the United States, and all assets reflected therein present fairly the assets of Eastern Concept, in accordance with generally accepted accounting principles in the United States. The statements of revenue and expenses and cash flows present fairly the financial position and results of operations of Eastern Concept as of their respective dates and for the respective periods covered thereby.

3.04           Outstanding Warrants and Options.
Eastern Concept has no issued warrants or options, calls, or commitments of any nature relating to the Eastern Concept Share Capital, except as previously disclosed in writing to AXIO.

3.05           Information.
The information concerning the Eastern Concept set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  The Eastern Concept shall cause the information required to be delivered by them pursuant to this Agreement to AXIO to be updated after the date hereof up to and including the Closing Date.

3.06           Absence of Certain Changes or Events.
Except as set forth in this Agreement, since the date of the most recent Eastern Concept balance sheet described in Section 3.03 and included in the information referred to in Section 3.05:

(a) There has not been: (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of Eastern Concept ; or (ii) any damage, destruction, or loss to Eastern Concept materially and adversely affecting the business, operations, properties, assets, or conditions of Eastern Concept;

(b)  Eastern Concept has not: (i) amended its constituent documents; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to holders of share capital or purchased or redeemed, or agreed to purchase or redeem, any of its share capital; (iii) waived any rights of value which in the aggregate are extraordinary and material considering the business of Eastern Concept; (iv) made any material change in its method of accounting; (v) entered into any other material transactions other than those contemplated by this Agreement; (vi) made any material accrual or material arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; or (vii) made any material increase in any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with their officers, directors, or employees;

(c)  Eastern Concept has not (i) granted or agreed to grant any options, warrants, or other rights for its share capital, bonds, or other corporate securities calling for the issuance thereof, except as previously disclosed in writing to AXIO; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Eastern Concept balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its material assets, properties, or rights, or agreed to cancel any material debts or claims; (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Eastern Concept; or (vi) issued, delivered, or agreed to issue or deliver any share capital, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

(d)  To the best knowledge of Eastern Concept, it has not become subject to any law or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, the business, operations, properties, assets, or condition of Eastern Concept.

3.07           Litigation and Proceedings.
There are no material actions, suits, or proceedings pending or, to the knowledge of Eastern Concept, threatened by or against Eastern Concept or adversely affecting Eastern Concept, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  Eastern Concept does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

3.08           Material Contract Defaults.
Eastern Concept is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Eastern Concept, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Eastern Concept has not taken adequate steps to prevent such a default from occurring.

3.09           No Conflict With Other Instruments.
The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement, or instrument to which Eastern Concept is a party or to which any of its properties or operations are subject.

3.10           Governmental Authorizations.
Eastern Concept has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date of this Agreement.  No authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Eastern Concept of this Agreement and the consummation by Eastern Concept of the transactions contemplated hereby.

3.11           Compliance With Laws and Regulations.
Eastern Concept has complied with all applicable statutes and regulations of any governmental entity or agency thereof having jurisdiction over Eastern Concept, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Eastern Concept or except to the extent that noncompliance would not result in the occurrence of any material liability for Eastern Concept. The consummation of this transaction will comply with all applicable laws, rules and policies of the government of the People’s Republic of China.

3.12           Subsidiaries.
Except as disclosed in the financial statements of Section 3.04 hereof, Eastern Concept does not own beneficially or of record equity securities in any subsidiary that has not been previously disclosed to AXIO.

3.13           Eastern Concept Documents.
Eastern Concept has delivered to AXIO the following documents, which are collectively referred to as the "Eastern Concept Documents" and which consist of the following dated as of the date of execution of this Agreement, all certified by the Chief Executive Officer of Eastern Concept as complete, true, and accurate:

(a)    A copy of all of Eastern Concept’s constituent documents and all amendments thereto in effect as of the date of this Agreement;

(b)   Copies of resolutions adopted by the board of directors of Eastern Concept approving this Agreement and the transactions herein contemplated;

(c)  A document setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Eastern Concept since the most recent Eastern Concept balance sheet required to be provided pursuant to Section 3.04 hereof, updated to the Closing Date;

ARTICLE IV
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE EASTERN CONCEPT SHAREHOLDERS AND EASTERN CONCEPT

The obligations of the Eastern Concept Shareholder and Eastern Concept under this Agreement are subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions:

4.01           Accuracy of Representations.
The representations and warranties made by AXIO in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and AXIO shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by AXIO prior to or at the Closing.  The Eastern Concept Shareholder shall be furnished with a certificate, signed by a duly authorized officer of AXIO and dated the Closing Date, to the foregoing effect.

4.02           Officer's Certificate.
The Eastern Concept Shareholder shall have been furnished with a certificate dated the Closing Date and signed by the duly authorized Chief Executive Officer of AXIO to the effect that to such officer's best knowledge no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of AXIO threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.  Furthermore, based on a certificate of good standing, and AXIO’s own documents and information, the certificate shall represent, to the best knowledge of the officer, that:

(a)  This Agreement has been duly approved by AXIO’s board of directors and has been duly executed and delivered in the name and on behalf of AXIO by its duly authorized officer pursuant to, and in compliance with, authority granted by the board of directors of AXIO pursuant to a majority consent;

(b)  There have been no adverse changes in AXIO up to and including the date of the certificate;

(c)           All conditions required by this Agreement have been met, satisfied, or performed by AXIO;

(d)           All authorizations, consents, approvals, registrations, reports, schedules and/or filings with any governmental body including the Securities and Exchange Commission, agency, or court have been obtained or will be obtained by AXIO and all of the documents obtained by AXIO are in full force and effect or, if not required to have been obtained, will be in full force and effect by such time as may be required; and

(e)  There is no claim action, suit, proceeding, inquiry, or investigation at law or in equity by any public board or body pending or threatened against AXIO, wherein an unfavorable decision, ruling, or finding could have an adverse effect on the financial condition of AXIO, the operation of AXIO, or the transactions contemplated herein, or any agreement or instrument by which AXIO is bound or in any way contests the existence of AXIO.

4.03           No Litigation.
As of the Closing, there shall not be pending any litigation to which AXIO, the Eastern Concept Shareholder, or Eastern Concept is a party and which is reasonably likely to have a material adverse effect on the business of AXIO or the contemplated transactions.

4.04           Results of Due Diligence Investigation.
The Eastern Concept Shareholder shall be satisfied with the results of their due diligence investigation of AXIO, in his sole discretion.

4.05           AXIO Shall Have No Assets or Liabilities as of Closing.
As of the Closing, AXIO shall have no assets or liabilities as such term is defined by U.S. generally accepted accounting principles.

4.06.           AXIO’s Outstanding Capital Stock at Closing.
As of the Closing, the total outstanding capital stock of AXIO shall consist of 50,000,000 shares of common stock, after giving effect to the 35,351,667 share issuance contemplated hereby, and there shall be no options, warrants, employee compensation or other rights to issue common stock or preferred stock issued or outstanding.

4.07           AXIO Shall Have Filed and Mailed a Schedule 14F-1.
AXIO shall have filed with the Commission and mailed to its shareholders of record an Information Statement on Schedule 14F-1, and ten days shall have passed since the date on which it was mailed to shareholders of record.

4.08           Delivery of Leak-Out Agreement
Bennett and the Northeast Nominee Trust shall have executed and delivered to Eastern Concept a Leak-Out Agreement which limits the ability of Bennett and the Northeast Nominee Trust to sell any portion of the 1,000,000 share block of AXIO common stock held by the trust for a period of one year from the date thereof, the limit being to sales of 10,000 shares per day on an absolute basis per day.

4.09           No Material Adverse Change.
There shall not be any change in, or effect on, either of Eastern Concept’s or AXIO’s assets, financial condition, operating results, customer and employee relations, or business prospects or the financial statements previously supplied by Eastern Concept or AXIO which is, or may reasonably be expected to be, materially adverse to the business, operations (as now conducted), assets, prospects or condition (financial or otherwise), of Eastern Concept or AXIO or to the contemplated transactions.

4.10           AXIO’s Over-The-Counter Bulletin Board Quotation.
As of the Closing, the common stock of AXIO shall be quoted on NASD’s Over-The-Counter Bulletin Board, and shall be in good standing without an “E” or any other penalty being imposed by NASD or the OTCBB.

4.11           Good Standing.
The Eastern Concept Shareholder shall have received a certificate of good standing from the appropriate authority, dated as of the date within five days prior to the Closing Date, certifying that AXIO is in good standing as a corporation in the State of Delaware.

4.12           AXIO’s Disposal of Subsidiaries
AXIO shall have disposed of Axiom First Corporation and Axiom Second Corporation, which is the legal owner of 80 Cochran Street, Chicopee, MA, including disposal of any liabilities and/or mortgages associated with such building.

4.13           AXIO’s Responsibility for filing Form 10-QSB
AXIO shall have acknowledged in writing to Eastern Concept its responsibility to prepare and file, and bear the cost of, AXIO’s Form 10-QSB for the quarter ended September 30, 2007, which must be filed with the Commission on or about November 14, 2007.

4.14           Other Items.
The Eastern Concept Shareholder shall have received from AXIO such other documents, legal opinions, certificates, or instruments relating to the transactions contemplated hereby as the Eastern Concept Shareholder may reasonably request.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF AXIO

The obligations of AXIO under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

5.01           Accuracy of Representations.
The representations and warranties made by the Eastern Concept Shareholder and Eastern Concept in this Agreement were true when made and shall be true at the Closing Date with the same force and affect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and the Eastern Concept Shareholder and/or Eastern Concept shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.  AXIO shall be furnished with a certificate, signed by the Eastern Concept Shareholder and dated the Closing Date, to the foregoing effect.

5.02           Officer's Certificate.
AXIO shall have been furnished with a certificate dated the Closing Date and signed by the duly authorized Chief Executive Officer of Eastern Concept to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of Eastern Concept , threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.  Furthermore, based on Eastern Concept’s own documents, the certificate shall represent, to the best knowledge of the officer, that:

(a)  This agreement has been duly approved by Eastern Concept’s board of directors and stockholders and has been duly executed and delivered in the name and on behalf of Eastern Concept by its duly authorized officer pursuant to, and in compliance with, authority granted by the board of directors of Eastern Concept;

(b)  Except as provided or permitted herein, there have been no material adverse changes in Eastern Concept up to and including the date of the certificate;

(c)           All material conditions required by this Agreement have been met, satisfied, or performed by Eastern Concept and/or the Eastern Concept Shareholder;

(d)  All authorizations, consents, approvals, registrations, and/or filings with any governmental body, agency, or court required in connection with the execution and delivery of the documents by Eastern Concept and/or the Eastern Concept Shareholder have been obtained and are in full force and effect or, if not required to have been obtained will be in full force and effect by such time as may be required; and

(e)  There is no material action, suit, proceeding, inquiry, or investigation at law or in equity by any public board or body pending or threatened against Eastern Concept, wherein an unfavorable decision, ruling, or finding would have a material adverse affect on the financial condition of Eastern Concept, the operation of Eastern Concept, for the transactions contemplated herein, or any material agreement or instrument by which Eastern Concept is bound or would in any way contest the existence of Eastern Concept.

5.03           No Litigation.
As of the Closing, there shall not be pending any litigation to which AXIO, any of the Eastern Concept Shareholder or Eastern Concept is a party and which is reasonably likely to have a material adverse effect on the business of Eastern Concept or the contemplated transactions.

5.04           Results of Due Diligence Investigation.
AXIO shall be satisfied with the results of its due diligence investigation of Eastern Concept, in its sole discretion.

5.05           No Material Adverse Change.
There shall not be any change in, or effect on, Eastern Concept’s or AXIO’s assets, financial condition, operating results, customer and employee relations, or business prospects or the financial statements previously supplied by Eastern Concept or AXIO which is, or may reasonably be expected to be, materially adverse to the business, operations (as now conducted), assets, prospects or condition (financial or otherwise), of the Eastern Concept Shareholder or  Eastern Concept or to the contemplated transactions.

5.07           Other Items.
AXIO shall have received from the Eastern Concept Shareholder and/or the Eastern Concept such other documents, legal opinions, certificates, or instruments relating to the transactions contemplated hereby as AXIO  may reasonably request.

ARTICLE VI
COVENANTS RELATING TO FOSHAN

6.01           Entry into a Binding Agreement to Acquire Foshan
Eastern Concept, either by itself or through a wholly owned subsidiary, hereby agrees with AXIO, Foshan, and the Foshan Shareholders that, after the closing under this Agreement, Eastern Concept or such subsidiary shall execute a binding agreement with the Foshan Shareholders, as promptly as practicably, to acquire all of the issued and outstanding share capital of Foshan from the Foshan Shareholders for an aggregate purchase price of approximately $1.3 million.  The Foshan Shareholders hereby agree to these terms and agree to sign a binding agreement with Eastern Concept.

6.02           After the closing of the acquisition contemplated in Article 6.01 hereof, Foshan shall be an indirect wholly owned subsidiary of AXIO, and shall continue business under the name of “Foshan Wanzhi Electronic Technology Co., Ltd., a corporation organized and existing under the laws of the People’s Republic of China.

6.03           The Eastern Concept Shareholder shall pay an amount equal to  $262,500 as additional consideration to Northeast Nominee Trust against  delivery of a receipt and satisfaction.

ARTICLE VII
SPECIAL COVENANTS

7.01           Activities of AXIO and Eastern Concept
(a)  From and after the date of this Agreement until the Closing Date and except as set forth in the respective documents to be delivered by AXIO and Eastern Concept pursuant hereto or as permitted or contemplated by this Agreement, AXIO and Eastern Concept will each:

(i)  Carry on its business in substantially the same manner as it has heretofore;
(ii) Maintain in full force and effect insurance, if any, comparable in amount and in scope of coverage to that now maintained by it;
(iii) Perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;
(iv) Use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationships with its material suppliers and customers;
(v)  Duly and timely file for all taxable periods ending on or prior to the Closing Date all tax returns required to be filed by or on behalf of such entity or for which such entity may be held responsible and shall pay, or cause to pay, all taxes required to be shown as due and payable on such returns, as well as all installments of tax due and payable during the period commencing on the date of this Agreement and ending on the Closing Date; and
(vi) Fully comply with and perform in all material respects all obligations and duties imposed on it by all laws and all rules, regulations, and orders imposed by governmental authorities.

(b)  From and after the date of this Agreement and except as provided herein until the Closing Date, AXIO and Eastern Concept will each not:

(i)  Make any change in its Articles of Incorporation, Bylaws or constituent documents;
(ii)  Enter into or amend any material contract, agreement, or other instrument of any of the types described in such party's documents, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business; and
(iii) Enter into any agreement for the sale of AXIO securities or a merger or sale of substantially all of the assets of AXIO without the prior written approval of Eastern Concept.  The provisions governing such exclusivity are set forth in that certain Letter of Intent dated October 1, 2007, between Eastern Concept and AXIO, among others (the “Letter of Intent”).

7.02           Access to Properties and Records.
Until the Closing Date, Eastern Concept and AXIO will afford to the other party's officers and authorized representatives and attorneys full access to the properties, books, and records of the other party in order that each party may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Eastern Concept or AXIO and will furnish the other party with such additional financial and other information as to the business and properties of
Eastern Concept or AXIO as each party shall from time to time reasonably request.  Additional provisions governing such business review are set forth in paragraph 4 of the Letter of Intent.

7.03           Indemnification by Eastern Concept and the Eastern Concept Shareholder.
(a)           Eastern Concept will indemnify and hold harmless AXIO and its directors and officers, and each person, if any, who controls AXIO within the meaning of the Securities Act from and against any and all losses, claims, damages, expenses, liabilities, or other actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any of the representations, covenants and warranties set forth herein; or (ii) the breach of any covenant or agreement set forth herein.  The indemnity set forth herein shall survive the consummation of the transactions herein for a period of one year.

(b)           The Eastern Concept Shareholder will indemnify and hold harmless AXIO, its directors and officers, and each person, if any, who controls AXIO within the meaning of the Securities Act from and against any and all losses, claims, damages, expenses, liabilities, or other actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any of the representations, covenants and warranties set forth herein; or (ii) the breach of any covenant or agreement set forth herein.  The indemnity set forth herein shall survive the consummation of the transactions herein for a period of one year.

7.04           Indemnification by AXIO and Bennett.
(a)   AXIO will indemnify and hold harmless Eastern Concept, the Eastern Concept Shareholder, and Eastern Concept’s directors and officers, and each person, if any, who controls Eastern Concept within the meaning of the Securities Act from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon:  (i) any untrue statement or alleged untrue statement of a material fact contained in any of the representations, covenants and warranties set forth herein; or (ii) the breach of any covenant or agreement set forth herein.  The indemnity set forth herein shall survive the consummation of the transactions herein for a period of one year.

(b)    Bennett will indemnify and hold harmless Eastern Concept, the Eastern Concept Shareholder, and Eastern Concept’s directors and officers, and each person, if any, who controls Eastern Concept within the meaning of the Securities Act from and against any and all losses, claims, damages, expenses, liabilities, or other actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any of the representations, covenants and warranties set forth herein; or (ii) the breach of any covenant or agreement set forth herein.  The indemnity set forth herein shall survive the consummation of the transactions herein for a period of one year.

7.05           The Issuance of AXIO Common Stock.
AXIO and the Eastern Concept Shareholder understand and agree that the consummation of this Agreement, including the issuance of the AXIO Common Stock to the Eastern Concept Shareholder as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes. AXIO and the Eastern Concept Shareholder agree that such transactions shall be consummated in reliance on an exemption from registration pursuant to the Securities Act of 1933, as amended (the “Act”), provided by Regulation S. Such exemption is based on the following representations, warranties and covenants made by the Eastern Concept Shareholder.

(a)    Regulation S Representations, Warranties and Covenants.
The Eastern Concept Shareholder represents and warrants to, and covenants with, AXIO as follows:

(1)  The Eastern Concept Shareholder is not a U.S. person and is not acquiring the shares of common stock of AXIO for the account or for the benefit of any U.S. person and are not a U.S. person who purchased the shares of common stock in a transaction that did not require registration under the Act.
(2)  The Eastern Concept Shareholder agrees to resell such common stock only in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration.
(3)  The Eastern Concept Shareholder agrees not to engage in hedging transactions with regard to such securities unless in compliance with the Act.
(4)  The Eastern Concept Shareholder consents to the certificate for the shares of common stock of AXIO to contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration, and that hedging transactions involving the shares of common stock may not be conducted unless in compliance with the Act.
(5)  The Eastern Concept Shareholder acknowledges that AXIO has agreed to refuse to register any transfer of the shares of common stock not made in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration.
(6)  The Eastern Concept Shareholder covenants and represents and warrants in favor of AXIO that all of the representations and warranties set forth herein shall be true and correct at the time of Closing as if made on that date.

(b)  In connection with the transaction contemplated by this Agreement, AXIO shall file, with its counsel, such notices, applications, reports, or other instruments as may be deemed necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the countries where the Eastern Concept Shareholder resides unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such Parties to be appropriate.

7.06           Securities Filings.
AXIO shall be responsible for the preparation and filing of all Securities Act and Exchange Act filings that may result from the transactions contemplated in this Agreement, although counsel for the Eastern Concept Shareholder may assist with the preparation and filing.

7.07           Sales of Securities under Rule 144, If Applicable.
(a)  AXIO will use its best efforts to at all times satisfy the current public information requirements of Rule 144 promulgated under the Act.

(b)  If any certificate representing any such restricted stock is presented to AXIO’s transfer agent for registration or transfer in connection with any sales theretofore made under Rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by an opinion of counsel satisfactory to AXIO and its counsel that such transfer has complied with the requirements of Rule 144, as the case may be, AXIO will promptly instruct its transfer agent to allow such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, as the case may be, free of any stop transfer order or restrictive legend.

(c)  Other Representations, Warranties and Covenants.

(1)  The Eastern Concept Shareholder has been furnished with and have carefully read the periodic reports on Forms 10-KSB, 10-QSB and 8-K filed by AXIO with the Securities and Exchange Commission during the preceding three years.  With respect to individual or partnership tax and other economic considerations involved in this investment, the Eastern Concept Shareholder confirms that they are not relying on AXIO (or any agent or representative of AXIO).  The Eastern Concept Shareholder has carefully considered and have, to the extent such persons believe such discussion necessary, discussed with their own legal, tax, accounting and financial advisers the suitability of an investment in the common stock for such particular tax and financial situation.
(2)  The Eastern Concept Shareholder acknowledges that AXIO may be considered a “shell company” in the context of the transaction with no operations and no significant assets and that, as a result, the consideration for the Shares far exceeds the value of the Shares under any recognized criteria of value.  The Eastern Concept Shareholder further acknowledges that they are aware of the quoted prices for AXIO’s common stock on the OTC Bulletin Board but understand there is no active trading market for such shares, quotations on the OTCBB represent inter-dealer prices without retail mark-up, mark-down, or commission, and may not represent actual transactions, and there is no liquid trading market for AXIO’s common stock.  As a result, there can be no assurance that the Eastern Concept Shareholder will be able to sell the common stock.
(3)  The Eastern Concept Shareholder has had an opportunity to inspect relevant documents relating to the organization and business of AXIO. The Eastern Concept Shareholder acknowledges that all documents, records and books pertaining to this investment which such Eastern Concept Shareholder has requested has been made available for inspection by such Eastern Concept Shareholder and their respective attorney, accountant or other adviser(s).
(4)  The Eastern Concept Shareholder and/or their respective advisor(s) has/have had a reasonable opportunity to ask questions of, and receive answers and request additional relevant information from, the officers of AXIO concerning the transactions contemplated by this Agreement.
(5)  The Eastern Concept Shareholder confirms that they are not acquiring the common stock as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar.
(6)  The Eastern Concept Shareholder, by reason of such persons’ business or financial experience, has the capacity to protect their own interests in connection with the transactions contemplated by this Agreement.

(7)  Except as set forth in this Agreement, the Eastern Concept Shareholder represents that no representations or warranties have been made to them by AXIO, any officer director, agent, employee, or affiliate of AXIO, and such Eastern Concept Shareholder has not relied on any oral representation by AXIO or by any of its officers, directors or agents in connection with their decision to acquire the common stock.
(8)  The Eastern Concept Shareholder represents that neither they nor any of their affiliates is subject to any of the events described in Section 262(b) of Regulation A promulgated under the Act.
(9)  The Eastern Concept Shareholder has adequate means for providing for their current financial needs and contingencies, are able to bear the substantial economic risks of an investment in the AXIO common stock for an indefinite period of time, has no need for liquidity in such investment and, at the present time, could afford a complete loss of such investment.
(10)  The Eastern Concept Shareholder has such knowledge and experience in financial, tax and business matters so as to enable them to use the information made available to them in connection with the transaction to evaluate the merits and risks of an investment in the AXIO common stock and to make an informed investment decision with respect thereto.
(11)  The Eastern Concept Shareholder understands that the AXIO common stock constitutes “restricted securities” that have not been registered under the Securities Act or any applicable state securities law and they are acquiring the same as principals for their own account for investment purposes and not for distribution. The Eastern Concept Shareholder acknowledges that the common stock has not been registered under the Act or under any the securities act of any state or country.  The Eastern Concept Shareholder understands further that in absence of an effective registration statement, the  common stock can only be sold pursuant to some exemption from registration.
(12)  The Eastern Concept Shareholder recognizes that investment in the AXIO common stock involves substantial risks.  The Eastern Concept Shareholder acknowledges that they have reviewed the risk factors identified in the periodic reports filed by AXIO with the Securities and Exchange Commission.  The Eastern Concept Shareholder further confirm that they are aware that no federal or state agencies have passed upon this transaction or made any finding or determination as to the fairness of this investment.
(13)  The Eastern Concept Shareholder acknowledges that each stock certificate representing the common stock shall contain a legend substantially in the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) PURSUANT TO AN EXEMPTION FROM REGISTRATION AFFORDED BY REGULATION S AND HAVE NOT BEEN  REGISTERED UNDER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AVAILABLE EXEMPTIONS FROM SUCH REGISTRATION, PROVIDED THAT THE PURCHASER DELIVERS TO THE COMPANY AN OPINION OF COUNSEL (WHICH OPINION AND COUNSEL ARE REASONABLY SATISFACTORY TO THE COMPANY) CONFIRMING THE AVAILABILITY OF SUCH EXEMPTION.  THE HOLDER AGREES TO REFRAIN FROM HEDGING TRANSACTIONS PURSUANT TO THE REQUIREMENTS OF REGULATION S.

7.08            Securities Filings.
The Eastern Concept Shareholder, as the controlling shareholder of AXIO following Closing, shall cause AXIO to timely prepare and file all Securities Act and Exchange Act filings that may result from or be required in connection with the transactions contemplated in this Agreement.

7.09           No Reverse Stock Split
The parties hereto agree that AXIO shall not consummate a reverse stock split or any similar reclassification or combination of its common stock for a period of one year from October 1, 2007.

7.10           Securities Opinions
AXIO agrees that, after the Closing, Jared P. Febbroriello, Esq. shall be empowered to render securities opinions to AXIO’s transfer agent, and his Rule 144 opinions shall generally be acceptable to its general counsel and transfer agent.  Instructions to this effect will be on file with the transfer agent.

ARTICLE VIII
MISCELLANEOUS

8.01           Brokers.
No broker’s or finder’s fee will be paid in connection with the transaction contemplated by this Agreement.

8.02           No Representation Regarding Tax Treatment.
No representation or warranty is being made by any party to any other party regarding the treatment of this transaction for federal or state income taxation.  Each party has relied exclusively on its own legal, accounting, and other tax adviser regarding the treatment of this transaction for federal and state income taxes and on no representation, warranty, or assurance from any other party or such other party's legal, accounting, or other adviser.

8.03           Governing Law.
This Agreement shall be governed by, enforced and construed under and in accordance with the laws of the State of Nevada without giving effect to principles of conflicts of law thereunder.  All controversies, disputes or claims arising out of or relating to this Agreement shall be resolved by binding arbitration.  The arbitration shall be conducted in accordance with the commercial arbitration rules of any competent arbitration panel to be agreed upon by the parties.  Each arbitrator shall possess such experience in, and knowledge of, the subject area of the controversy or claim so as to qualify as an “expert” with respect to such subject matter.  The prevailing party shall be entitled to receive its reasonable attorney’s fees and all costs relating to the arbitration.  Any award rendered by arbitration shall be final and binding on the Parties, and judgment thereon may be entered in any court of competent jurisdiction.

8.04           Notices.
Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered, if sent by facsimile or telecopy transmission or other electronic communication confirmed by registered or certified mail, postage prepaid, or if sent by prepaid overnight courier addressed as follows:

If to Axiom III, Inc., to:

2341 Boston Road
Wilbraham, MA  01095

If to Eastern Concept , to:

c/o 10th Floor, New York House
60 Connaught Road
Central, Hong Kong

or such other addresses as shall be furnished in writing by any party in the manner for giving notices, hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or sent by facsimile or telecopy transmission or other electronic communication, or one day after the date so sent by overnight courier.

8.05           Attorney's Fees.
In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

8.06           Document; Knowledge.
Whenever, in any section of this Agreement, reference is made to information set forth in the documents provided by AXIO or the Eastern Concept Shareholder, such reference is to information specifically set forth in such documents and clearly marked to identify the section of this Agreement to which the information relates.  Whenever any representation is made to the "knowledge" of any party, it shall be deemed to be a representation that no officer or director of such party, after reasonable investigation, has any knowledge of such matters.

8.07           Entire Agreement.
This Agreement represents the entire agreement between the Parties relating to the subject matter hereof.  All previous agreements between the Parties, whether written or oral, have been merged into this Agreement.  This Agreement alone fully and completely expresses the agreement of the Parties relating to the subject matter hereof.  There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

8.08           Survival, Termination.
The representations, warranties, and covenants of the respective Parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year from the Closing Date, unless otherwise provided herein.

8.09           Counterparts.
This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. In addition, facsimile or electronic signatures shall have the same legally binding effect as original signatures.

8.10           Amendment or Waiver.
Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and such remedies may be enforced concurrently, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all Parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

AXIOM III, INC.                                                                                  EASTERN CONCEPT DEVELOPMENT LTD.

By /s/ Duane Bennett                                                                             By  /s/ Benny Lee
Name:  Duane Bennett                                                                           Name:   Benny Lee
Title: Chief Executive Officer                                                                 Title:  Director

DUANE BENNETT                                                                            REPRESENTATIVE OF THE
                                    EASTERN CONCEPT SHAREHOLDERS

/s/ Duane Bennett                                                                                 /s/ Benny Lee
(In His Individual Capacity)                                                                  (In His Representative Capacity)

FOSHAN WANZHI ELECTRONIC                                                    REPRESENTATIVE OF THE
TECHNOLOGY CO., LTD.                                                                 FOSHAN SHAREHOLDERS

By: /s/ Jun Chen                                                                                   /s/ Jun Chen
Name: Jun Chen                                                                                  (In His Representative Capacity)
Title:  Director